UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Schedule 14D-9
(RULE 14d-101)

SOLICITATION/ RECOMMENDATION STATEMENT UNDER

SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Invivo Corporation

(Name of Subject Company)

Invivo Corporation

(Name of Person(s) Filing Statement)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

461858102

(CUSIP Number of Class of Securities)

James B. Hawkins

Chief Executive Officer
4900 Hopyard Road, Suite 210
Pleasanton, CA 94588
(925) 468-7600
(Name, Address and Telephone Number of Person Authorized to Receive Notice and
Communications on Behalf of the Person(s) Filing Statement)

With copies to:

Daniel J. Winnike, Esq.

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
(650) 988-8500

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 9. Exhibits
SIGNATURE
EXHIBIT INDEX

AMENDMENT NO. 1 TO SCHEDULE 14D-9

      This Amendment No. 1 amends and supplements the Solicitation /Recommendation Statement on Schedule 14D-9 filed on December 23, 2003 by Invivo Corporation, a Delaware corporation (the “Schedule 14D-9”). This Amendment No. 1 updates information in the “Security Ownership of Management and Principal Stockholders” provided in the Information Statement (included as Exhibit (e)(3) and Annex B to the Schedule 14D-9).

Item 9.	Exhibits

Exhibit No.	Description

(a)(1)(A)	Sections 10, 11 and 14 of the Offer to Purchase, dated December 23, 2003 (incorporated by reference to Exhibit (a)(1) to the Schedule TO of Purchaser filed on December 23, 2003).(1)
(a)(1)(B)	Form of Letter of Transmittal (incorporated by reference to Exhibit (a)(2) to the Schedule TO of Purchaser filed on December 23, 2003).(1)
(a)(2)(A)	Letter to Stockholders of the Company, dated December 23, 2003.*(1)
(a)(5)(A)	Joint Press Release Issued by Invivo Corporation and Intermagnetics General Corporation on December 18, 2003 (incorporated by reference to Exhibit 99.1 to the Form 8-K of Invivo Corporation filed on December 18, 2003).(1)
(a)(5)(C)	Opinion of Wells Fargo Securities, LLC, dated December 17, 2003 (included as Annex A hereto).*(1)
(e)(1)	Agreement and Plan of Merger, dated as of December 17, 2003, by and among Intermagnetics General Corporation, Invivo Acquisition Corporation f/k/a Magic Subsidiary Corporation and Invivo Corporation (incorporated by reference to Exhibit 2.1 to the Form 8-K of Invivo Corporation filed on December 18, 2003).(1)
(e)(2)	Confidentiality Letter Agreement, dated November 21, 2003, between the Company and Parent (incorporated by reference to Exhibit (d)(2) to the Schedule TO of Purchaser filed on December 23, 2003).(1)
(e)(3)	The Information Statement of the Company, dated December 23, 2003 (incorporated by reference to Schedule 14F-1 filed on January 8, 2004).*
(g)	None.

*	Included in the distributions to Company stockholders.

(1)	Previously filed.

SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INVIVO CORPORATION

By:	/s/ JAMES B. HAWKINS

Name: James B. Hawkins
Title: Chief Executive Officer

Dated: January 8, 2004

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(A)	Sections 10, 11 and 14 of the Offer to Purchase, dated December 23, 2003 (incorporated by reference to Exhibit (a)(1) to the Schedule TO of Purchaser filed on December 23, 2003).(1)
(a)(1)(B)	Form of Letter of Transmittal (incorporated by reference to Exhibit (a)(2) to the Schedule TO of Purchaser filed on December 23, 2003).(1)
(a)(2)(A)	Letter to Stockholders of the Company, dated December 23, 2003.*(1)
(a)(5)(A)	Joint Press Release Issued by Invivo Corporation and Intermagnetics General Corporation on December 18, 2003 (incorporated by reference to Exhibit 99.1 to the Form 8-K of Invivo Corporation filed on December 18, 2003).(1)
(a)(5)(C)	Opinion of Wells Fargo Securities, LLC, dated December 17, 2003 (included as Annex A hereto).*(1)
(e)(1)	Agreement and Plan of Merger, dated as of December 17, 2003, by and among Intermagnetics General Corporation, Invivo Acquisition Corporation f/k/a Magic Subsidiary Corporation and Invivo Corporation (incorporated by reference to Exhibit 2.1 to the Form 8-K of Invivo Corporation filed on December 18, 2003).(1)
(e)(2)	Confidentiality Letter Agreement, dated November 21, 2003, between the Company and Parent (incorporated by reference to Exhibit (d)(2) to the Schedule TO of Purchaser filed on December 23, 2003).(1)
(e)(3)	The Information Statement of the Company, dated December 23, 2003 (incorporated by reference to Schedule 14F-1 filed on January 8, 2004).*
(g)	None.

*	Included in the distributions to Company stockholders.

(1)	Previously filed.